CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #854 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of the Muzinich Credit Opportunities Fund, Muzinich U.S. High Yield Fund and Muzinich Low Duration Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 28, 2023